UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2019

Adesto Technologies Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37582	16-1755067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, California 95054

(Address of Principal Executive Offices, and Zip Code)

(408) 400-0578

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IOTS	NASADQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.              Entry into a Material Definitive Agreement.

On September 23, 2019, Adesto Technologies Corporation (“Adesto”) completed its previously announced sale of $70.0 million aggregate principal amount of 4.25% Convertible Senior Notes due 2024 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, for gross proceeds of $80.5 million and net proceeds of $77.3 million after the initial purchasers’ discounts and commissions. The proceeds include the full exercise of the 13-day option to purchase up to $10.5 million aggregate principal amount of additional Notes (the “Option”) granted by Adesto to the initial purchasers of the Notes.

Indenture

The Notes were issued pursuant to an Indenture, dated as of September 23, 2019 (the “Indenture”), between Adesto and U.S. Bank National Association, as trustee. The Notes are senior, unsecured obligations of Adesto, and bear interest of 4.25% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020. The Notes will mature on September 15, 2024, unless earlier converted, redeemed or repurchased.

Adesto may not redeem the Notes prior to September 20, 2022.  Adesto may redeem for cash all or part of the Notes, at the election of Adesto, on a redemption date on or after September 20, 2022 and on or before the 35th scheduled trading day immediately before the maturity date if the last reported sale price of Adesto’s common stock (“Common Stock”) has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Adesto provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the Notes will have the right to require Adesto to repurchase for cash all or apart of their Notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date upon the occurrence of a fundamental change (as defined in the Indenture).

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be declared due and payable immediately and sets forth certain types of bankruptcy or insolvency events of default involving Adesto after which the Notes become automatically due and payable. The following events are considered “events of default” under the Notes, which may result in acceleration of the maturity of the Notes:

(1)         default by Adesto in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

(2)         default by Adesto in the payment of principal of the Notes when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)         failure by Adesto to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4)         failure by Adesto to give a fundamental change notice or a notice of a specified corporate event at the time and in the manner provided in the Indenture;

(5)         failure by Adesto to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of Adesto;

(6)         failure by Adesto for a period of 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its agreements under the Notes or the Indenture;

(7)         a default by Adesto or any of its significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15.0 million (or its foreign currency equivalent) in the aggregate of Adesto and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created:

(i)             resulting in such indebtedness becoming or being declared due and payable, or

(ii)          constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding in accordance with the Indenture;

(8)         a final judgment or judgments for payment of $15.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate is rendered against Adesto or any of its subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9)         certain events of bankruptcy, insolvency or reorganization of Adesto or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Adesto’s Common Stock or a combination thereof, at Adesto’s election, at an initial conversion rate of 83.3021 shares of Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $12.00 per share of Common Stock subject to adjustment. Prior to the close of business on the business day immediately preceding June 15, 2024, conversions of the Notes are subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with a notice of redemption, are, under certain circumstances, entitled to an increase in the conversion rate of the Notes, up to a maximum conversion rate of 110.3752 shares of Common Stock per $1,000 principal amount of the Notes. Additionally, in the event of a fundamental change prior to the maturity date of the Notes, holders of the Notes may require Adesto to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Holders will not be entitled to receive any shares of Common Stock otherwise deliverable upon conversion of the Notes to the extent, but only to the extent, that such receipt would cause such holder to become, directly or indirectly, a “beneficial owner” (as defined in the indenture) of shares of Common Stock in excess of the beneficial ownership limits applicable to such holder at such time, as set forth in the Indenture.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding June 15, 2024, in multiples of $1,000 principal amount, only under the following circumstances:

•                  during any calendar quarter commencing after the calendar quarter ending on December 31, 2019 (and only during such calendar quarter), if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable trading day;

•                  during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that ten day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate for the Notes on such trading day;

•                  if Adesto calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•                  upon the occurrence of specified corporate events.

A copy of the Indenture (including the form of Notes) is attached hereto as Exhibit 4.1, each of which is incorporated herein by reference. The descriptions of the Notes contained in this Current Report on Form 8-K (this “Form 8-K”) do not purport to be complete and are qualified in their entirety by reference to Exhibit 4.1.

Capped Call Transactions

On September 18, 2019, in connection with the pricing of the Notes, Adesto entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Credit Suisse Capital LLC and Société Générale (the “option counterparties”). On September 19, 2019, in connection with the exercise of the Option in full by the initial purchasers, Adesto entered into additional privately negotiated capped call transactions (the “Additional Capped Call Transactions,” and together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the option counterparties.

The Capped Call Transactions relating to the Notes will initially cover, subject to customary anti-dilution adjustments, the number of shares of Common Stock that initially underlie the Notes. The cap price of the Capped Call Transactions is initially $15.86 per share of Common Stock, representing a premium of 75.0% above the last reported sale price of $9.06 per share of Common Stock on September 18, 2019, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce the potential dilution to the Common Stock as a result of any conversion of the Notes and/or offset any cash payments that Adesto would be required to make in excess of the principal amount upon conversion of the Notes, as the case may be, with such reduction or offset subject to a cap based on the cap price.

In connection with establishing their initial hedges of the Capped Call Transactions, Adesto expects that the option counterparties or their respective affiliates will purchase shares of Common Stock and/or enter into various derivative transactions with respect to Common Stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Stock or the Notes at that time.

In addition, Adesto expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Stock and/or purchasing or selling Common Stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so on each exercise date for the Capped Call Transactions or following any termination of any portion of the Capped Call Transactions in connection with any repurchase, redemption or conversion of the Notes by Adesto). This activity could cause or avoid an increase or a decrease in the market price of Common Stock or the Notes, which could affect holders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that holders will receive upon conversion of such Notes.

The Capped Call Transactions are separate transactions entered into by Adesto with the option counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The form of the Base Capped Call Transactions confirmation (the “Base Capped Call Confirmation”) and the form of the Additional Capped Call Transactions confirmation (the “Additional Capped Call Confirmation”) are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference. The descriptions of the Base Capped Call Confirmation and the Additional Capped Call Confirmation contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to Exhibit 99.1 and Exhibit 99.2, respectively.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.             Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated September 23, 2019 between Adesto Technologies Corporation and U.S. Bank National Association.

4.2	Form of 4.25% Convertible Senior Note due 2024 (included in Exhibit 4.1)

99.1	Form of Base Capped Call Transaction Confirmation.

99.2	Form of Additional Capped Call Transaction Confirmation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: September 23, 2019	By:	/s/ Ron Shelton
Ron Shelton
Chief Financial Officer